Exhibit 10.21

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (the “Amendment”) is entered into as of May 17, 2021, by and between Can B Corp., a Florida corporation (the “Company”), and Arena Special Opportunities Fund, LP, a Delaware limited partnership (the “Holder”). The Company and the Holder are sometimes referred to herein individually as a “party” and collectively as the “parties.” Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Note.

R E C I T A L S

WHEREAS, the Company issued that certain Original Issue Discount Senior Secured Convertible Promissory Note dated December 10, 2020 (the “Note”) to the Holder; and

WHEREAS, the parties wish to amend certain terms of the Note, as set forth in this Amendment.

NOW, THEREFORE, the Note is amended as follows:

1. Maturity Date. The Maturity Date of the Note is hereby amended from September 10, 2021 to January 31, 2022.

2. Acknowledgement of Non-Default. The Holder hereby acknowledges the Company is not currently in default under the Note and to the extent that the Company is in default, the Holder hereby waives such default as of the date of this Amendment but does not hereby waive any future defaults.

3. Section 7(h). Section 7(h) of the Note is hereby amended and restated in its entirety to ready as follows:

“sell, lease or otherwise dispose of any significant portion of its assets, or acquire any assets or business that would result in a Change of Control Transaction, on or after the Original Issue Date, without Holder’s prior consent;”

4. Consent to Transactions.

a. Holder acknowledges that the Company intends to cancel its license with Lifeguard Licensing Corp. and settle all claims related thereto, and Holder hereby approves the foregoing.

b. Holder acknowledges that the Company has entered into an Asset Acquisition Agreement with Imbibe Health Solutions, LLC, pursuant to which the Company will acquire certain assets from Imbibe Health Solutions, LLC, and Holder hereby approves the foregoing acquisition.

c. Holder acknowledges that the Company has entered into an Asset Acquisition Agreement with various sellers (the “Sellers”), pursuant to which the Company has purchased certain assets from the Sellers and such assets are held by the Company’s wholly-owned subsidiary, Botanical Biotech, LLC, and Holder hereby approves the foregoing acquisition.

5. Misc. Provisions. Notwithstanding any provision hereof or of the Note to the contrary, this Amendment shall govern all terms and conditions set forth herein. All terms and conditions of the Note remain unchanged and shall apply except as specifically amended herein. This Amendment is specifically incorporated into the Note. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. The parties may execute this Amendment by delivery of signature by facsimile transmittal, which shall be deemed binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth above.

THE COMPANY:		THE HOLDER:
Can B Corp.		Arena Special Opportunities Partners I, LP

By:	/s/ Marco Alfonsi	By:	/s/ Lawrence Cutler
Name:	Marco Alfonsi	Name:	Lawrence Cutler
Title:	Chief Executive Officer	Title:	Authorized Signatory

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